Exhibit 99.1

SWM ANNOUNCES FOURTH QUARTER AND FULL YEAR 2015 RESULTS
DIVERSIFICATION STRATEGY ADVANCING

ALPHARETTA, GA, February 17, 2016 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) today reported earnings results for the three-month and full year periods ended December 31, 2015.

Financial Results Summary

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Fourth quarter Net Sales of $209.8 million increased 15.5% versus the prior year quarter, and were up 23.4% on a constant currency basis, driven by strong LIP paper performance and acquisitions; excluding acquisitions, fourth quarter Net Sales would have decreased 0.6%, but increased 7.3% on a constant currency basis

•
Full year 2015 Net Sales decreased 3.8% to $764.1 million, but increased 5.5% on a constant currency basis; excluding acquisitions, full year Net Sales would have decreased 10.6%, or 1.3% on a constant currency basis

•
Fourth quarter Income from Continuing Operations was $21.6 million, up from $18.4 million in the prior year quarter, and $90.5 million for full year 2015, versus $89.7 million for 2014; fourth quarter Adjusted Income from Continuing Operations (see non-GAAP reconciliations) was $27.7 million, up from $23.3 million in the prior year quarter, and $107.1 million for full year 2015, an increase from $105.9 million in 2014

•
Fourth quarter Income from Continuing Operations per Diluted Share was $0.71, up from $0.61 in the prior year quarter, and $2.96 for full year 2015, versus $2.93 in 2014; fourth quarter Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.91, up from $0.77 in the prior year quarter, and $3.51 for full year 2015, an increase from $3.46 in 2014

•
The Company consolidated its former Paper and Reconstituted Tobacco segments into one reportable segment, Engineered Papers, conforming the current segment structure to the organizational structure and strategic management of the business

Business Highlights & Outlook

•
Fourth quarter Engineered Papers (EP) segment Net Sales increased 0.9% versus the prior year quarter, and 10.1% on a constant currency basis, driven by LIP sales volume growth of 21% that reflected inventory builds by certain customers; full year 2015 segment Net Sales decreased 12.4% versus 2014, or 1.6% on a constant currency basis

•
Fourth quarter Advanced Materials & Structures (AMS) segment Net Sales increased 88.4% versus the prior year quarter, but decreased 8.1% excluding the impact of acquisitions; full year 2015 segment Net Sales increased 41.4%, but decreased 0.7% excluding the impact of acquisitions. Cost reduction actions have been initiated to offset the impact of lower demand for filtration products by customers serving the oil, gas, and mining-related segments

•
The Company completed the Argotec acquisition and increased its credit facility to $1 billion during the fourth quarter; Argotec integration is underway, and early operating results were in line with expectations

•
Full year 2015 Adjusted Diluted EPS from Continuing Operations of $3.51, included an approximate $0.13 benefit from the timing of customer-driven LIP inventory builds, and was in line with guidance of $3.50 despite currency translation impacts exceeding original $0.20 assumption by $0.17; 2015 Adjusted EPS was up 12.1% versus 2014 on a constant currency basis

•
2016 Adjusted EPS guidance is $3.15 and assumes recent currency levels. Internal growth across AMS, Engineered Papers, and the Chinese JVs and incremental EPS from Argotec are projected to more than offset forecasted RTL volume declines; however, the non-recurrence of certain favorable 2015 tax items, anticipated reversal of LIP inventory builds, and currency comparisons versus 2015 are expected to result in a year-over-year EPS decline

Frederic Villoutreix, Chairman of the Board and Chief Executive Officer, commented "2015 was a solid year for SWM, finishing with a strong fourth quarter.  This past year, we made substantial progress towards our major strategic goal of diversifying into profitable, high-growth end segments through our Advanced Materials & Structures platform, while carefully managing and investing in Engineered Papers. To further the expansion of AMS, we acquired Argotec, extending our resin extrusion technology capabilities and gaining entry into the high-growth surface protection end segment. In conjunction with the Argotec acquisition, we entered into a new credit facility to enable further acquisitions and other strategic investments. Our EP segment delivered strong financial results as mix improvements and short-term favorable trends in LIP volumes offset a year of LIP pricing concession impacts and trying currency headwinds from the Euro and Brazilian Real. The total currency translation impact was $0.17 worse than assumed in our 2015 guidance. In addition, unanticipated volatility in the oil, gas, and mining sectors weighed on AMS sales. Despite these non-controllable macro factors, our 2015 Adjusted EPS of $3.51 was in line with our guidance, and on a constant currency basis increased 12% over 2014. Other important accomplishments in 2015 include integrating and achieving accretion targets for our 2014 AMS bolt-on acquisitions, successfully extending our Altria supply agreement, and completing our senior management team with the hiring of Don Meltzer as the head of our newly created AMS business unit and Allison Aden as our new CFO, who will both play key roles in driving our growth strategy."

"Although multiple growth catalysts give us momentum heading into 2016, several factors present challenges to our outlook, resulting in 2016 Adjusted EPS guidance of $3.15. As previously disclosed, we forecast RTL volumes to decline by at least 10% in 2016 compared to 2015, with a projected EPS impact of approximately $0.35. However, we believe this significant commercial issue will be more than offset by the projected $0.20 accretion from Argotec, as well as approximately $0.35 of aggregated EPS contributions from organic profit growth in DelStar, continued operational and cost improvements in the EP segment, and income growth from our Chinese JVs. Thus, we are pleased with the 2016 fundamentals of our business operations. However, we do face several unfavorable year-over-year comparisons with respect to $0.20 of certain one-time tax benefits in 2015 not expected to recur, approximately $0.26 related to the expected reversal of the one-time Q4 LIP inventory build, and currency translation impacts of $0.10."

"Despite these hurdles, we are focused on the execution of several key priorities that we expect to drive improved and sustainable long-term financial gains. For Advanced Materials & Structures, our overarching theme in 2016 will be to drive higher margins by optimizing our operations, achieving greater commercial synergies, and fully realizing the benefits of a shared services structure across the four acquired businesses.  Another priority will be finding profitable sales to replace lost high-value sales related to the declining oil, gas, and mining sectors.  We expect to make substantial progress on these goals and exit 2016 with strong operating momentum. For Engineered Papers, we plan to continue our strategy of using selective price concessions to gain or preserve LIP share, efficiently managing and restructuring operations to align our capacity and cost structure with demand, and exploring applications for our paper making and reconstitution technologies outside of tobacco."

Mr. Villoutreix concluded, "Although we are disappointed that forecasted EPS gains from the Argotec acquisition and several improvements across our business are projected to be offset in 2016 by challenges in RTL and a higher tax rate, we remain confident in our diversification strategy and the long-term prospects of our AMS investments. Taking a multi-year view, excluding currency effects, our 2016 guidance implies Adjusted EPS will grow slightly versus the $3.46 we achieved in 2014, demonstrating the stabilization of our earnings over an extended time horizon as our diversification strategy successfully offset many of the tobacco industry-related challenges. We also highlight that despite the ongoing pressures in our tobacco operations, Engineered Papers has continued to generate significant free cash flow and our balance sheet remains quite healthy. These strong underlying fundamentals and the successful start to our strategic transformation have enabled us to raise our dividend for four consecutive years and will support future growth investments.”

Segment Financial Highlights

Allison Aden, Chief Financial Officer, commented, "Our newly consolidated Engineered Papers segment performed better than expected for the fourth quarter and full year. Total cigarette paper sales volumes, including those of our paper JV in China, increased 6% in the fourth quarter versus the prior year quarter, supported by strong volume growth in LIP, partially offset by declines in certain other cigarette papers. Positive mix shifts that began in the third quarter continued through year-end, and coupled with the strong LIP volume, resulted in year-over-year segment adjusted operating margin expansion of more than 500 basis points in the fourth quarter. LIP volume growth in the fourth quarter was due primarily to customer inventory builds in Europe ahead of an approaching regulatory change, and by certain customers in the U.S. related to planned supply chain transitions. This momentum is expected to continue into the first part of 2016, but is projected to reverse during the second half of the year. Reconstituted tobacco sales volumes, excluding those of our Chinese JV, were up 20% in the fourth quarter of 2015, versus a weak fourth quarter of 2014, and finished the year up modestly as expected. Despite a stable 2015, we expect the large supply of attractively priced virgin tobacco leaf and reblending by a major customer to reduce our volumes and have a significant impact on 2016 financial results. Non-tobacco paper sales volumes were up 12% year-over-year in the fourth quarter, though much of the gains were in lower margin filler products. Our Chinese joint ventures contributed $0.08 to fourth quarter Adjusted EPS, and $0.22 to the full year."

"Fourth quarter 2015 Advanced Materials & Structures segment Net Sales nearly doubled year-over-year, driven by the late 2014 bolt-on acquisitions as well as Argotec's partial-quarter contributions. However, AMS organic net sales declined in the fourth quarter, reflecting continued demand challenges from certain filtration customers influenced by the commodity-sensitive oil, gas, and mining sectors. In response, we have begun taking cost actions to realign our capacity as we explore additional sales opportunities. Other factors affecting reported organic sales growth in the fourth quarter and full year include currency and sales transfers from the base business to the acquired sites. While these challenges had been mitigated by strong water filtration sales in the first three quarters of 2015, a soft fourth quarter for water filtration offered little offset. Excluding acquisitions, full year Net Sales were flat on a constant currency basis, with water filtration growing more than 10%. Our new end-segment, surface protection, maintained its strong sales momentum and is expected to underscore Argotec's performance this coming year. Fourth quarter adjusted segment operating margin improved by 250 basis points versus last year, partly reflecting the addition of Argotec, as well as lower resin costs and other improvements in the base AMS operations."

Fourth Quarter 2015 Financial Results

Net Sales were $209.8 million in the quarter ended December 31, 2015, up 15.5% versus $181.7 million in the prior year quarter. Acquisitions contributed $29.2 million of incremental Net Sales versus the year-ago quarter and unfavorable currency translation resulted in an approximately $14.4 million negative Net Sales impact. Absent the impact of currency movements, Net Sales in the fourth quarter would have increased 23.4%, and increased 7.3% excluding acquisitions. Fourth quarter EP segment Net Sales were up 0.9% compared to the prior year quarter and up 10.1% absent currency impacts. Positive trends in LIP and mix benefits more than offset certain pricing concessions. The AMS segment contributed $57.1 million in Net Sales in the fourth quarter of 2015, up 88.4% compared to the prior year quarter, including acquisitions. Excluding acquisitions (both late 2014 transactions and the late 2015 Argotec transaction), fourth quarter AMS segment Net Sales would have decreased 8.1%, due primarily to lower sales to customers serving the oil, gas, and mining sectors, currency effects, and business transfers to the acquired sites.

Operating Profit from Continuing Operations was $24.7 million in the quarter ended December 31, 2015, versus $17.3 million in the prior year quarter. Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations), was $32.7 million in the quarter ended December 31, 2015, versus $25.7 million in the prior year quarter. Compared to the prior year period, the Company benefited from profits from acquired businesses, favorable mix of products sold and LIP customer inventory builds in the EP segment, and cost reductions. These factors were partially offset by $3.8 million of unfavorable net currency movements, as well as LIP pricing concessions, integration expenses associated with Argotec, and sales declines to oil, gas, and mining related AMS customers.

Income from Continuing Operations was $21.6 million for the quarter ended December 31, 2015, versus $18.4 million in the prior year quarter. This equated to Income from Continuing Operations Per Diluted Share of $0.71 for the fourth quarter versus $0.61 in the prior year quarter. Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.91 in the fourth quarter of 2015 versus $0.77 in the prior year period. The total effect of the Argotec transaction was neutral to Adjusted EPS in the fourth quarter.

The effective income tax rate for continuing operations for the fourth quarter of 2015 was 16.1%, up from 10.3% in the fourth quarter of 2014.

Full Year 2015 Financial Results

Net Sales were $764.1 million in the year ended December 31, 2015, down 3.8%, versus $794.3 million in the prior year. Acquisitions contributed $53.7 million of incremental Net Sales versus 2014 and unfavorable currency translation resulted in an approximately $73.6 million negative Net Sales impact. Absent the impact of currency movements, Net Sales in the year ended December 31, 2015 would have increased 5.5%, and decreased 1.3% excluding acquisitions. EP segment Net Sales decreased 12.4%, or 1.6% absent currency impacts, and AMS segment Net Sales increased 41.4% for the year ended December 31, 2015 compared to the prior year. Excluding the effect of acquisitions, AMS Net Sales decreased 0.7% for the year ended December 31, 2015 compared to the prior year.

Operating profit from Continuing Operations was $103.0 million in the year ended December 31, 2015 compared with $106.1 million during the prior year. Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations), was $125.1 million for the year ended December 31, 2015 versus $126.8 million in the prior year. Compared to 2014, the Company benefited from profits from acquired businesses, favorable mix of products sold in the EP segment, and cost reductions, which were offset by $13.7 million of unfavorable net currency movements, LIP pricing concessions, sales declines to oil, gas, and mining-related customers of the AMS segment, and growth investments in AMS, including a new facility in Poland.

Income from Continuing Operations was $90.5 million for the year ended December 31, 2015 versus $89.7 million in the prior year. This equated to Income from Continuing Operations Per Diluted Share for the year ended December 31,

2015 of $2.96 versus $2.93 in the prior year. Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $3.51 in 2015 versus $3.46 in 2014. The total effect of the Argotec transaction was $0.03 dilutive to Adjusted EPS for the full year due to transaction expenses, which primarily impacted the third quarter.

The effective income tax rate for continuing operations for the year ended December 31, 2015 was 20.5%, up from 18.9% in the prior year. Both years benefited from certain non-recurring tax benefits that are not projected to recur in 2016. In future years, the Company's effective tax rate is expected to fluctuate depending on the mix of profits from different jurisdictions with varying tax rates and on any significant changes in the business, for example acquisition activity or business realignments.

Segment Financial Reporting Change

In October 2015, the Company modified its reporting structure after a reassessment of its reporting segments, triggered by both organizational and management changes and the acquisition of Argotec. Previously, SWM reported financial results and disclosed certain metrics for three reporting segments: Paper, Reconstituted Tobacco, and Advanced Materials & Structures. Paper and Reconstituted Tobacco have been consolidated into one reporting segment, Engineered Papers. For comparative purposes, the Company has recast 2014 and 2015 segment results, on a quarterly basis, in this press release. The change in segments rationale reflects several factors, including:
1) 2015 organizational changes resulted in the former segments now being managed as one unit under a single executive with shared sales and support functions.
2) Acquisitions in AMS have resulted in a broader product portfolio with characteristics differing from Engineered Papers. Whereas Paper and Reconstituted Tobacco products were previously viewed as distinct, they are now relatively more similar given the addition to AMS of further resin-based extruded products.
3) The future prospects of both former segments are expected to be influenced by tobacco industry demand; in addition, the materiality of the former Reconstituted Tobacco segment is expected to continue to decrease given the volume challenges expected in future years, in contrast to expected growth of the AMS segment.

Cash Flow, Debt, and Dividend

Cash provided by operating activities of continuing operations was $144.6 million for the year ended December 31, 2015, compared with $166.4 million in 2014. In addition to the unfavorable currency impact on net income, the Company generated approximately $5.8 million less in positive working capital-related cash flows in 2015 versus 2014. Capital spending was $24.2 million during the year ended December 31, 2015, below the $35.1 million during 2014. Free Cash Flow (see non-GAAP reconciliations) was $119.5 million in 2015, versus $130.3 million in 2014. In 2015, the Company paid $46.9 million in dividends to shareholders, and the annualized quarterly dividend is now $1.60 per share.

Debt, net of cash and adjusted for debt issuance costs (see non-GAAP reconciliations), increased to $393.7 million on December 31, 2015, compared to $149.8 million at December 31, 2014, due primarily to the Argotec acquisition. The Euro decline also had a significant impact on the Company's Euro-denominated cash balances. During the fourth quarter, the company repatriated $148 million of its overseas cash in a tax efficient manner, which was used to repay a portion of the borrowings related to the Argotec acquisition. As of December 31, 2015, the Company's Net Debt to Adjusted EBITDA was approximately 2.3x per the terms of the current credit facility, which makes certain adjustments to foreign cash balances.

The Company announced that a quarterly cash dividend of $0.40 per share will be payable on March 25, 2016 to stockholders of record as of February 26, 2016.

2016 Financial Outlook

The Company issued annual guidance of $3.15 for 2016E Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations). From a quarterly perspective, financial results are likely to be considerably stronger in the first half of the year versus the second half, given the expected reversal of the favorable LIP trends related to customer inventory builds, as well as our European RTL volume weakness becoming more pronounced as the year progresses. Excluded from guidance are non-cash amortization expenses associated with intangible assets in the AMS segment, restructuring and impairment expenses, and potential transaction costs associated with future acquisitions.

The Company expects 2016 capital expenditures of approximately $30 million.

Conference Call

SWM will hold a conference call to review fourth quarter and full year 2015 results with investors and analysts at 8:30 a.m. Eastern time on Thursday, February 18, 2016. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global provider of highly engineered solutions and advanced materials for a variety of industries. Historically, SWM primarily served the tobacco industry, which remains a key focus. However, SWM also manufactures specialty papers for other applications and is executing a strategic transformation to diversify its product portfolio. SWM’s Advanced Materials & Structures segment, which focuses on resin-based rolled goods, includes DelStar Technologies, acquired in 2013, Argotec in late 2015, and other recent acquisitions. These acquisitions expanded the company’s product portfolio and end segments served to include filtration, surface protection, medical and industrials. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,100 people worldwide, with operations in the United States, United Kingdom, Canada, France, Luxembourg, Russia, Brazil, Poland and China, including two joint ventures. For further information, please visit SWM's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by that Act.  Forward-looking statements include, without limitation, those regarding 2016 guidance and future performance, mergers and acquisitions, future market and EPS trends, future EPS contributions of RTL, DelStar and EP, sales and volume trends, acquisition synergies, growth prospects, capital spending, currency rates and trends and impact on EPS, 2016 momentum, Argotec accretion, future cash flows, effective tax rates, 2016 LIP sales trends including on our 2016 results, purchase accounting impacts, LIP pricing, diversification efforts of our AMS segment and other statements generally identified by words such as "believe," "expect," "intend," "plan," "potential," "anticipate," "project," "appear," "should," "could," "may," "typically," "will," and similar words. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2014, as well as the following factors:

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Changes in sales or production volumes, pricing and/or manufacturing costs of reconstituted tobacco products, cigarette paper (including for lower ignition propensity cigarettes), filtration-related products due to changing customer demands (including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products), new technologies such as e-cigarettes, inventory adjustments and rebalancings, competition or otherwise;

•	Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•	Changes in the source and intensity of competition in our market segments, including in Asia regarding our AMS business;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

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Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, could impact the sales and profitability of our products;

•	Adverse changes in the oil, gas, and mining sectors impacting key AMS segment customers;

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Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs, including costs related to the comprehensive health care reform law enacted in the US in 2010;

•	Employee retention and labor shortages;

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Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including loi de Securisation de l'emploi, unionization rule and regulations by the National Labor Relations Board, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	Labor strikes, stoppages, disruptions or other disruptions at our facilities;

•	Existing and future governmental regulation and the enforcement thereof, including regulation relating to the tobacco industry, taxation and the environment;

•	New reports as to the effect of smoking on human health or the environment;

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Changes in general economic, financial and credit conditions in the U.S., Europe and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the euro and Real) and on interest rates;

•	Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

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The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

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Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•	International conflicts and disputes (for example, relating to Russia and to the Ukraine), including their impact on our sales and the adoption of new LIP regulations;

•	The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, transparency and customer relations, among others;

•	A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•	The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil;

•	The outcome and cost of LIP intellectual property litigation in Germany and the European Patent Office opposition proceedings;

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Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

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Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

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Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco-related products;

•	Costs and timing of implementation of any upgrades or changes to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information; and

•	Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2014 and other reports we file from time to time. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses, certain purchase accounting adjustments related to AMS segment acquisitions, Brazilian accelerated depreciation, start-up expenses related to CTS, interest expense, income tax provision, capital spending, capitalized software, and depreciation and amortization. Financial measures which exclude these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not alternatives or substitutes for, financial measures prepared in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared in accordance with GAAP.

(Tables to Follow)

SOURCE SWM:

CONTACT
Allison Aden
+1-770-569-4277
Or
Mark Chekanow
+1-770-569-4229
1-800-514-0186

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
Engineered Papers	$152.7	$151.4	0.9%	$583.9	$666.9	(12.4)%
Advanced Materials & Structures	57.1	30.3	88.4	180.2	127.4	41.4
Total Consolidated	$209.8	$181.7	15.5%	$764.1	$794.3	(3.8)%

Operating Profit (Loss) from Continuing Operations
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2015	2014	2015	2014	2015	2014	2015	2014
Engineered Papers	$35.8	$25.4	23.4%	16.8%	$121.5	$124.5	20.8%	18.7%
Advanced Materials & Structures	3.9	2.3	6.8	7.6	16.7	10.2	9.3	8.0
Unallocated	(15.0)	(10.4)			(35.2)	(28.6)
Total Consolidated	$24.7	$17.3	11.8%	9.5%	$103.0	$106.1	13.5%	13.4%

Restructuring and Impairment Expenses, Purchase Accounting and Accelerated Depreciation Adjustments
	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Engineered Papers	$3.9	$5.9	$14.4	$12.5
Advanced Materials & Structures	3.9	1.1	7.3	6.8
Unallocated	0.2	1.4	0.4	1.4
Total Consolidated	$8.0	$8.4	$22.1	$20.7

Adjusted Operating Profit (Loss) from Continuing Operations*
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2015	2014	2015	2014	2015	2014	2015	2014
Engineered Papers	$39.7	$31.3	26.0%	20.7%	$135.9	$137.0	23.3%	20.5%
Advanced Materials & Structures	7.8	3.4	13.7	11.2	24.0	17.0	13.3	13.3
Unallocated	(14.8)	(9.0)			(34.8)	(27.2)
Total Consolidated	$32.7	$25.7	15.6%	14.1%	$125.1	$126.8	16.4%	16.0%

* Adjusted Operating Profit (Loss) from Continuing Operations, a non-GAAP financial measure, is calculated by adding Restructuring and Impairment Expenses, Purchase Accounting and Brazil Accelerated Depreciation Adjustments to Operating Profit from Continuing Operations.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

In October 2015, SWM consolidated its former Paper and Reconstituted Tobacco segments into one reportable segment, Engineered Papers, conforming to the current organizational structure and strategic management of the business. The Company's other reportable segment will remain Advanced Materials & Structures, which is comprised of the operations of DelStar, the December 2014 acquisitions, and Argotec. The following are the segment results under the new reporting structure for the most recent eight quarters:

Net Sales
	2015					Percent Change
	Mar 31	Jun 30	Sep 30	Dec 31	Full Year	Mar 31	Jun 30	Sep 30	Dec 31	Full Year
Engineered Papers	$147.5	$141.3	$142.4	$152.7	$583.9	(14.7)%	(17.6)%	(16.7)%	0.9%	(12.4)%
Advanced Materials & Structures	40.5	40.6	42.0	57.1	180.2	27.8	26.5	26.1	88.4	41.4
Total Consolidated	$188.0	$181.9	$184.4	$209.8	$764.1	(8.2)%	(10.7)%	(9.7)%	15.5%	(3.8)%

Operating Profit (Loss) from Continuing Operations
	2015					Return on Net Sales
	Mar 31	Jun 30	Sep 30	Dec 31	Full Year	Mar 31	Jun 30	Sep 30	Dec 31	Full Year
Engineered Papers	$27.8	$26.9	$31.0	$35.8	$121.5	18.8%	19.0%	21.8%	23.4%	20.8%
Advanced Materials & Structures	2.6	5.4	4.8	3.9	16.7	6.4	13.3	11.4	6.8	9.3
Unallocated	(7.9)	(8.3)	(4.0)	(15.0)	(35.2)
Total Consolidated	$22.5	$24.0	$31.8	$24.7	$103.0	12.0%	13.2%	17.2%	11.8%	13.5%

Restructuring and Impairment Expenses and Purchase Accounting Adjustments
	2015					Return on Net Sales
	Mar 31	Jun 30	Sep 30	Dec 31	Full Year	Mar 31	Jun 30	Sep 30	Dec 31	Full Year
Engineered Papers	$3.8	$5.3	$1.4	$3.9	$14.4	2.6%	3.8%	1.0%	2.6%	2.5%
Advanced Materials & Structures	1.5	0.8	1.1	3.9	7.3	3.7	2.0	2.6	6.8	4.1
Unallocated	0.2	0.1	(0.1)	0.2	0.4
Total Consolidated	$5.5	$6.2	$2.4	$8.0	$22.1	2.9%	3.4%	1.3%	3.8%	2.9%

Adjusted Operating Profit (Loss) from Continuing Operations*
	2015					Return on Net Sales
	Mar 31	Jun 30	Sep 30	Dec 31	Full Year	Mar 31	Jun 30	Sep 30	Dec 31	Full Year
Engineered Papers	$31.6	$32.2	$32.4	$39.7	$135.9	21.4%	22.8%	22.8%	26.0%	23.3%
Advanced Materials & Structures	4.1	6.2	5.9	7.8	24.0	10.1	15.3	14.0	13.7	13.3
Unallocated	(7.7)	(8.2)	(4.1)	(14.8)	(34.8)
Total Consolidated	$28.0	$30.2	$34.2	$32.7	$125.1	14.9%	16.6%	18.5%	15.6%	16.4%
* Adjusted Operating Profit (Loss) from Continuing Operations, a non-GAAP financial measure, is calculated by adding Restructuring and Impairment Expenses, Purchase Accounting and Brazil Accelerated Depreciation Adjustments to Operating Profit from Continuing Operations.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	2014					Percent Change
	Mar 31	Jun 30	Sep 30	Dec 31	Full Year	Mar 31	Jun 30	Sep 30	Dec 31	Full Year
Engineered Papers	$173.0	$171.5	$171.0	$151.4	$666.9	(11.1)%	(12.7)%	(7.7)%	(21.3)%	(13.2)%
Advanced Materials & Structures	31.7	32.1	33.3	30.3	127.4				N.M.	N.M.
Total Consolidated	$204.7	$203.6	$204.3	$181.7	$794.3	5.2%	3.6%	10.3%	(7.5)%	2.8%
N.M. - Not meaningful

Operating Profit (Loss) from Continuing Operations
	2014					Return on Net Sales
	Mar 31	Jun 30	Sep 30	Dec 31	Full Year	Mar 31	Jun 30	Sep 30	Dec 31	Full Year
Engineered Papers	$38.7	$33.3	$27.1	$25.4	$124.5	22.4%	19.4%	15.8%	16.8%	18.7%
Advanced Materials & Structures	0.4	3.9	3.6	2.3	10.2	1.3	12.1	10.8	7.6	8.0
Unallocated	(6.0)	(6.7)	(5.5)	(10.4)	(28.6)
Total Consolidated	$33.1	$30.5	$25.2	$17.3	$106.1	16.2%	15.0%	12.3%	9.5%	13.4%

Restructuring Expenses, Purchase Accounting and Accelerated Depreciation Adjustments
	2014					Return on Net Sales
	Mar 31	Jun 30	Sep 30	Dec 31	Full Year	Mar 31	Jun 30	Sep 30	Dec 31	Full Year
Engineered Papers	$0.1	$3.2	$3.3	$5.9	$12.5	0.1%	1.9%	1.9%	3.9%	1.9%
Advanced Materials & Structures	4.1	0.8	0.8	1.1	6.8	12.9	2.5	2.4	3.6	5.3
Unallocated	—	—	—	1.4	1.4
Total Consolidated	$4.2	$4.0	$4.1	$8.4	$20.7	2.1%	2.0%	2.0%	4.6%	2.6%

Adjusted Operating Profit (Loss) from Continuing Operations*
	2014					Return on Net Sales
	Mar 31	Jun 30	Sep 30	Dec 31	Full Year	Mar 31	Jun 30	Sep 30	Dec 31	Full Year
Engineered Papers	$38.8	$36.5	$30.4	$31.3	$137.0	22.4%	21.3%	17.8%	20.7%	20.5%
Advanced Materials & Structures	4.5	4.7	4.4	3.4	17.0	14.2	14.6	13.2	11.2	13.3
Unallocated	(6.0)	(6.7)	(5.5)	(9.0)	(27.2)
Total Consolidated	$37.3	$34.5	$29.3	$25.7	$126.8	18.2%	16.9%	14.3%	14.1%	16.0%
* Adjusted Operating Profit (Loss) from Continuing Operations, a non-GAAP financial measure, is calculated by adding Restructuring and Impairment Expenses, Purchase Accounting and Brazil Accelerated Depreciation Adjustments to Operating Profit from Continuing Operations.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Operating profit from continuing operations	$24.7	$17.3	$103.0	$106.1
Plus: Restructuring expense	4.1	6.5	14.6	13.1
Plus: Purchase accounting adjustments	3.9	0.7	7.5	6.4
Plus: Brazilian accelerated depreciation	—	1.2	—	1.2
Adjusted Operating Profit from Continuing Operations	$32.7	$25.7	$125.1	$126.8

Income from continuing operations	$21.6	$18.4	$90.5	$89.7
Plus: Restructuring expense, net of tax	3.8	4.2	11.9	8.8
Plus: Purchase accounting adjustments, net of tax	2.3	0.5	4.7	4.1
Plus: CTS start-up expenses	—	(1.0)	—	2.1
Plus: Brazilian accelerated depreciation	—	1.2	—	1.2
Adjusted Income from Continuing Operations	$27.7	$23.3	$107.1	$105.9

Income per share - diluted	$0.72	$0.61	$2.94	$2.93
Plus: Loss (income) per share from discontinued operations	(0.01)	—	0.02	—
Income from continuing operations per diluted share	0.71	0.61	2.96	2.93
Plus: Restructuring expense, net of tax, per share	0.12	0.14	0.39	0.29
Plus: Purchase accounting adjustments, net of tax, per share	0.08	0.01	0.16	0.13
Plus: CTS start-up expenses per share	—	(0.03)	—	0.07
Plus: Brazilian accelerated depreciation	—	0.04	—	0.04
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.91	$0.77	$3.51	$3.46

Income from continuing operations	$21.6	$18.4	$90.5	$89.7
Plus: Interest expense	4.4	1.8	9.7	7.2
Plus: Income tax provision	3.7	1.9	21.6	20.5
Plus: Depreciation & amortization	12.0	10.2	41.0	45.1
Plus: Restructuring expense	4.1	6.5	14.6	13.1
Plus: CTS start-up expenses	—	(1.0)	—	2.1
Adjusted EBITDA from Continuing Operations	$45.8	$37.8	$177.4	$177.7

Cash provided by operating activities of continuing operations	$64.9	$75.3	$144.6	$166.4
Less: Capital spending	(10.2)	(8.9)	(24.2)	(35.1)
Less: Capitalized software costs	(0.2)	(0.5)	(0.9)	(1.0)
Free Cash Flow from Continuing Operations	$54.5	$65.9	$119.5	$130.3

			December 31, 2015	December 31, 2014

Total Debt per Balance sheet			$571.5	$437.9
Add: Capitalized debt issuance costs			8.7	2.2
Less: Cash			186.5	290.3
Net Debt			$393.7	$149.8

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	2015
	Mar 31	Jun 30	Sep 30	Dec 31	Full Year
Operating profit from continuing operations	$22.5	$24.0	$31.8	$24.7	$103.0
Plus: Restructuring expense	4.0	5.2	1.3	4.1	14.6
Plus: Purchase accounting adjustments	1.5	1.0	1.1	3.9	7.5
Plus: Brazilian accelerated depreciation	—	—	—	—	—
Adjusted Operating Profit from Continuing Operations	$28.0	$30.2	$34.2	$32.7	$125.1

Income from continuing operations	$18.8	$24.5	$25.6	$21.6	$90.5
Plus: Restructuring expense, net of tax	2.7	4.5	0.9	3.8	11.9
Plus: Purchase accounting adjustments, net of tax	1.0	0.7	0.7	2.3	4.7
Plus: CTS start-up expenses	—	—	—	—	—
Plus: Brazilian accelerated depreciation	—	—	—	—	—
Adjusted Income from Continuing Operations	$22.5	$29.7	$27.2	$27.7	$107.1

Income per share - diluted	$0.61	$0.76	$0.85	$0.72	$2.94
Plus: Loss (income) per share from discontinued operations	—	0.04	(0.01)	(0.01)	0.02
Income from continuing operations per diluted share	0.61	0.80	0.84	0.71	2.96
Plus: Restructuring expense, net of tax, per share	0.09	0.15	0.03	0.12	0.39
Plus: Purchase accounting adjustments, net of tax, per share	0.04	0.02	0.02	0.08	0.16
Plus: CTS start-up expenses per share	—	—	—	—	—
Plus: Brazilian accelerated depreciation	—	—	—	—	—
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.74	$0.97	$0.89	$0.91	$3.51

Income from continuing operations	$18.8	$24.5	$25.6	$21.6	$90.5
Plus: Interest expense	1.7	1.9	1.7	4.4	9.7
Plus: Income tax provision	5.5	6.5	5.9	3.7	21.6
Plus: Depreciation & amortization	9.7	9.8	9.5	12.0	41.0
Plus: Restructuring expense	4.0	5.2	1.3	4.1	14.6
Plus: CTS start-up expenses	—	—	—	—	—
Adjusted EBITDA from Continuing Operations	$39.7	$47.9	$44.0	$45.8	$177.4

Cash provided by operating activities of continuing operations	$11.2	$44.2	$24.3	$64.9	$144.6
Less: Capital spending	(5.2)	(3.9)	(4.9)	(10.2)	(24.2)
Less: Capitalized software costs	(0.2)	(0.3)	(0.2)	(0.2)	(0.9)
Free Cash Flow from Continuing Operations	$5.8	$40.0	$19.2	$54.5	$119.5

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	2014
	Mar 31	Jun 30	Sep 30	Dec 31	Full Year
Operating profit from continuing operations	$33.1	$30.5	$25.2	$17.3	$106.1
Plus: Restructuring expense	0.1	3.2	3.3	6.5	13.1
Plus: Purchase accounting adjustments	4.0	0.8	0.8	0.8	6.4
Plus: Brazilian accelerated depreciation	—	—	—	1.2	1.2
Adjusted Operating Profit from Continuing Operations	$37.2	$34.5	$29.3	$25.8	$126.8

Income from continuing operations	$23.2	$25.0	$23.1	$18.4	$89.7
Plus: Restructuring expense, net of tax	0.1	2.0	2.5	4.2	8.8
Plus: Purchase accounting adjustments, net of tax	2.5	0.5	0.6	0.5	4.1
Plus: CTS start-up expenses	0.3	0.7	2.1	(1.0)	2.1
Plus: Brazilian accelerated depreciation	—	—	—	1.2	1.2
Adjusted Income from Continuing Operations	$26.1	$28.2	$28.3	$23.3	$105.9

Income per share - diluted	$0.75	$0.81	$0.76	$0.61	$2.93
Plus: Loss (income) per share from discontinued operations	—	—	—	—	—
Income from continuing operations per diluted share	0.75	0.81	0.76	0.61	2.93
Plus: Restructuring expense, net of tax, per share	—	0.07	0.08	0.14	0.29
Plus: Purchase accounting adjustments, net of tax, per share	0.08	0.01	0.03	0.01	0.13
Plus: CTS start-up expenses per share	0.01	0.02	0.07	(0.03)	0.07
Plus: Brazilian accelerated depreciation	—	—	—	0.04	0.04
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.84	$0.91	$0.94	$0.77	$3.46

Income from continuing operations	$23.2	$25.0	$23.1	$18.4	$89.7
Plus: Interest expense	1.5	2.1	1.8	1.8	7.2
Plus: Income tax provision	9.8	6.5	2.3	1.9	20.5
Plus: Depreciation & amortization	13.1	10.5	11.3	10.2	45.1
Plus: Restructuring expense	0.1	3.2	3.3	6.5	13.1
Plus: CTS start-up expenses	0.3	0.7	2.1	(1.0)	2.1
Adjusted EBITDA from Continuing Operations	$48.0	$48.0	$43.9	$37.8	$177.7

Cash provided by operating activities of continuing operations	$18.6	$37.9	$34.6	$75.3	$166.4
Less: Capital spending	(8.1)	(7.0)	(11.1)	(8.9)	(35.1)
Less: Capitalized software costs	(0.1)	(0.1)	(0.3)	(0.5)	(1.0)
Free Cash Flow from Continuing Operations	$10.4	$30.8	$23.2	$65.9	$130.3

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

2016 GUIDANCE FROM CONTINUING OPERATIONS

2016E
2016E Diluted Earnings Per Share from Continuing Operations	$2.76
Plus: Restructuring/Impairment expense per share	0.13
Plus: Purchase accounting intangible asset amortization per share	0.26
2016E Adjusted Diluted Earnings Per Share from Continuing Operations	$3.15

* Excluded from the above reconciliation are potential transaction costs associated with future acquisitions.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2015	2014	% Change
Net Sales	$764.1	$794.3	(3.8)%
Cost of products sold	539.7	575.5	(6.2)
Gross Profit	224.4	218.8	2.6

Selling expense	22.2	22.0	0.9
Research expense	14.0	15.7	(10.8)
General expense	70.6	61.9	14.1
Total nonmanufacturing expenses	106.8	99.6	7.2

Restructuring and impairment expense	14.6	13.1	11.5
Operating Profit	103.0	106.1	(2.9)
Interest expense	9.7	7.2	34.7
Other income, net	12.2	9.3	31.2
Income from Continuing Operations before Income Taxes and Income from Equity Affiliates	105.5	108.2	(2.5)

Provision for income taxes	21.6	20.5	5.4
Income from equity affiliates	6.6	2.0	N.M.
Income from Continuing Operations	90.5	89.7	0.9
Loss from Discontinued Operations	(0.8)	—	N.M.
Net Income	$89.7	$89.7	—%

Net Income (Loss) per Share - Basic:
Income per share from continuing operations	$2.97	$2.94	1.0%
Loss per share from discontinued operations	(0.02)	—	N.M.
Net income per share – basic	$2.95	$2.94	0.3%

Net Income (Loss) per Share – Diluted:
Income per share from continuing operations	$2.96	$2.93	1.0%
Loss per share from discontinued operations	(0.02)	—	N.M.
Net income per share – diluted	$2.94	$2.93	0.3%

Cash Dividends Declared Per Share	$1.54	$1.46

Weighted Average Shares Outstanding:

Basic	30,251,400	30,238,000

Diluted	30,374,300	30,356,500

N.M.- Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2015	2014	% Change
Net Sales	$209.8	$181.7	15.5%
Cost of products sold	144.0	132.6	8.6
Gross Profit	65.8	49.1	34.0

Selling expense	6.2	5.5	12.7
Research expense	3.5	3.8	(7.9)
General expense	27.3	16.0	70.6
Total nonmanufacturing expenses	37.0	25.3	46.2

Restructuring and impairment expense	4.1	6.5	(36.9)
Operating (Loss) Profit	24.7	17.3	42.8
Interest expense	4.4	1.8	N.M.
Other income, net	2.7	3.0	(10.0)
Income from Continuing Operations before Income Taxes and Income from Equity Affiliates	23.0	18.5	24.3

Provision for income taxes	3.7	1.9	94.7
Income from equity affiliates	2.3	1.8	27.8
(Loss) Income from Continuing Operations	21.6	18.4	17.4
(Loss) income from Discontinued Operations	0.1	0.1	—
Net Income (Loss)	$21.7	$18.5	17.3%

Net Income (Loss) per Share - Basic:
(Loss) Income per share from continuing operations	$0.71	$0.61	16.4%
(Loss) income per share from discontinued operations	0.01	—	N.M.
Net (loss) income per share – basic	$0.72	$0.61	18.0%

Net Income (Loss) per Share – Diluted:
(Loss) Income per share from continuing operations	$0.71	$0.61	16.4%
(Loss) income per share from discontinued operations	0.01	—	N.M.
Net (loss) income per share – diluted	$0.72	$0.61	18.0%

Cash Dividends Declared Per Share	$0.40	$0.38

Weighted Average Shares Outstanding:

Basic	30,276,500	30,099,200

Diluted	30,396,900	30,219,500

N.M.- Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	December 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$186.5	$290.3
Accounts receivable	119.4	93.9
Inventories	112.4	108.4
Assets held for sale	21.9	—
Other current assets	4.6	26.8
Property, plant and equipment, net	308.1	362.0
Goodwill	233.3	126.1
Other noncurrent assets	303.8	177.5
Total Assets	$1,290.0	$1,185.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$3.3	$2.3
Other current liabilities	139.8	121.2
Long-term debt	568.2	435.6
Pension and other postretirement benefits	33.5	34.1
Deferred income tax liabilities	45.3	71.4
Other noncurrent liabilities	32.0	31.4
Stockholders’ equity	467.9	489.0
Total Liabilities and Stockholders’ Equity	$1,290.0	$1,185.0

Note: In connection with the Company's acquisition of Argotec Intermediate Holdings LLC during fourth quarter of 2015, the Company recorded $109.5 million of Goodwill, $131.0 million of intangible assets (included in Other Noncurrent Assets), of which $115.3 million will be amortized over approximately 15 years, and an increase of $1.5 million to inventory to record it at purchase price fair value.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in millions)
(Unaudited)

	Year Ended December 31,
	2015	2014
Net income	$89.7	$89.7
Less: Loss from discontinued operations	(0.8)	—
Income from continuing operations	90.5	89.7

Depreciation and amortization	41.0	45.1
Impairment	6.7	—
Deferred income tax provision	(6.7)	3.3
Pension and other postretirement benefits	4.2	1.2
Stock-based compensation	3.5	5.9
Income from equity affiliate	(6.6)	(2.0)
Gain on sale of intangible assets	(4.3)	—
Excess tax benefits of stock-based awards	(0.5)	(0.6)
Cash dividends received from equity affiliates	3.9	4.4
Other items	0.1	0.8
Net changes in operating working capital	12.8	18.6
Net cash provided (used) by operating activities of:
Continuing operations	144.6	166.4
Discontinued operations	0.1	(0.5)
Cash Provided by Operations	144.7	165.9

Capital spending	(24.2)	(35.1)
Capitalized software costs	(0.9)	(1.0)
Investment in equity affiliates	—	(8.8)
Acquisitions, net of cash	(280.6)	(32.6)
Other investing	(8.0)	3.0
Cash Used for Investing	(313.7)	(74.5)

Cash dividends paid to SWM stockholders	(46.9)	(44.5)
Changes in short-term debt	(0.4)	(0.4)
Proceeds from issuances of long-term debt	488.2	228.3
Payments on long-term debt	(338.7)	(170.6)
Payments for debt issuance costs	(7.4)	—
Purchases of treasury stock	(2.9)	(52.5)
Excess tax benefits of stock-based awards	0.5	0.6
Cash Provided by (Used in) Financing	92.4	(39.1)

Effect of Exchange Rate Changes on Cash	(27.2)	(34.0)

Increase in Cash and Cash Equivalents	$(103.8)	$18.3